SLINGSHOT USA, LLC

POST-QUALIFICATION AMENDMENT NO. 2 DATED NOVEMBER 21, 2023

TO THE OFFERING CIRCULAR DATED SEPTEMBER 15, 2022

EXPLANATORY NOTE

This Post-Qualification Offering Circular Amendment No. 2 amends, and should be read in conjunction with, the offering circular of Slingshot USA, LLC (the “Company”), dated September 15, 2022, as amended, which was qualified by the Securities and Exchange Commission (the “Commission”) on November 9, 2022 (the “Offering Circular”). Unless otherwise defined in this Post-Qualification Amendment No. 2, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular.

This Post-Qualification Offering Circular Amendment No. 2 seeks to add, update, and/or replace information contained in the Offering Circular to reflect: (i) an increase in the Price Per Unit from $1.65 to $1.85, and (ii) a decrease in the minimum investment from $99 to $74.

Information contained in this Post-Qualification Offering Circular Amendment No. 2 is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Post-Qualification Offering Circular Amendment No. 2 filed with the SEC is qualified. To the extent not already qualified under Regulation A, these securities may not be sold nor may offers to buy be accepted before the Post-Qualification Offering Circular Amendment No. 2 filed with the Commission is qualified. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

POST-QUALIFICATION AMENDMENT NO. 2 TO

OFFERING CIRCULAR – FORM 1-A-POS: TIER 2

REGULATION A – TIER 2 OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

Dated: November 21, 2023

The Offering Circular is amended as follows:

1.	References to the Price Per Unit shall be amended to read as “$1.85”.
2.	References to the minimum investment amount shall be amended to read as “$74.”

There are no other amendments at this time.

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ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 holders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

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PART III—EXHIBITS

Index to Exhibits

Exhibit Number	Description
1A-1	Operating Agreement*
1A-2A	Certificate of Formation**
1A-4	Subscription Agreement^
1A-8	Escrow Agreement+
1A-10	Power of Attorney++
1A-11	Accountant’s Consent^^

* Filed as an exhibit to the Slingshot USA, LLC Regulation A Offering Circular on Form 1-A and incorporated herein by reference. Available at: https://www.sec.gov/Archives/edgar/data/1893768/000121465922013223/ex1a1.htm

** Filed as an exhibit to the Slingshot USA, LLC Regulation A Offering Circular on Form 1-A and incorporated herein by reference. Available at: https://www.sec.gov/Archives/edgar/data/1893768/000121465922013223/ex1a2a.htm

+ Filed as an exhibit to the Slingshot USA, LLC Regulation A Offering Circular on Form 1-A and incorporated herein by reference. Available at: https://www.sec.gov/Archives/edgar/data/1893768/000121465922013223/ex1a8.htm

++ Filed as an exhibit to the Slingshot USA, LLC Regulation A Offering Circular on Form 1-A and incorporated herein by reference. Available at: https://www.sec.gov/Archives/edgar/data/1893768/000121465922011150/ex1a10.htm

^ Filed as an exhibit to the Slingshot USA, LLC Regulation A Post-Qualification Amendment on Form 1-A and incorporated herein by reference.

Available at: https://www.sec.gov/Archives/edgar/data/1893768/000121465923014000/ex1a11.htm

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of DE, on November 21, 2023.

Slingshot USA, LLC

/s/ Sanet Kritzinger
Its: Manager

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